Exhibit 4.1
     Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York Corporation (“DTC”), to Issuer or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

Certificate No.: 1	CUSIP No.: 637432 DD 4

ISIN No.: US637432DD41

PRINCIPAL AMOUNT: $1,000,000,000

ISSUE DATE: May 10, 2006	FRACTIONAL SHARE: 100%
EXTENDIBLE COLLATERAL TRUST BOND
          National Rural Utilities Cooperative Finance Corporation, a District of Columbia cooperative association (hereinafter called the “Company”, which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of $1,000,000,000 on June 1, 2007, or, if such day is not a Business Day (as defined below), the immediately preceding Business Day (the “initial maturity date”), unless the maturity of all or any portion of the principal amount of the Bonds is extended in accordance with the procedures set forth below, but in no event will the maturity of the Bonds be extended beyond June 1, 2011, or, if such day is not a Business Day, the immediately preceding Business Day (the “final maturity date”); and to pay interest thereon as set forth below, until the principal hereof is paid or made available for payment.
          During the notice period preceding each election date (each as defined below), the maturity of all or any portion of the principal amount of the Bonds may be extended to the date occurring 366 calendar days from and including the day of the next succeeding month. However, if that 366th calendar day is not a Business Day, the maturity of the Bonds will be extended to the immediately preceding Business Day. “Election dates” will be the first calendar day of each month, from June 1, 2006 to May 1, 2010, inclusive, whether or not any such day is a Business Day.
          The maturity of all or any portion of the Bonds having a principal amount of $1,000 or any multiple of $1,000 in excess thereof may be extended. To make this election effective on any election date, a holder of the Bonds must deliver a notice of election during the notice period for that election. The “notice period” for each election date will begin on the fifth Business Day prior to the election date and end on the election date; provided, however, that if the election date is not a Business Day, the notice period will be extended to the next day that is a Business Day. The notice of election must be delivered through the normal clearing system channels described in more detail below, no later than 12:00 noon, New York City time, on the last Business Day in the notice period. Upon delivery to the Trustee of such notice, the election will be revocable during each day of such notice period, until 12:00 noon, New York City time, on the last Business Day in such notice period, at which time such notice will become irrevocable.
          If on any election date a holder of the Bonds does not make an election to extend the maturity of all or any portion of the principal amount of its Bonds during the notice period for any election date, the principal amount of the Bonds for which such holder has failed to make an election will become due and payable on the initial maturity date, or any later date to which the maturity of the Bonds has previously been extended. The principal amount of the Bonds for which such election is not exercised will be represented by a bond whose issuance date is such election date. The bond so issued will have the same terms and form part of the same series as the Bonds, except that it will not be extendible, will have a separate CUSIP number and its maturity date will be the date that is 366 calendar days from and including such election date or, if such maturity date is not a Business Day, the immediately preceding Business Day. The failure to elect to extend the maturity of all or any portion of the Bonds will be irrevocable and will be binding upon any subsequent holder of such Bonds.
          The Bonds will be issued in registered global form and will remain on deposit with the Depository Trust Company (“DTC”), as depositary for the Bonds. Therefore, each holder of the Bonds must exercise the option to extend the maturity of such Bonds through DTC. To ensure that DTC will receive timely notice of any holder’s election to extend the maturity of all or a portion of the Bonds, the holder must instruct the direct or indirect participant through which it holds an interest in the Bonds to notify DTC of such election in accordance with the then applicable operating procedures of DTC. DTC must be timely notified of such election so that it can deliver notice thereof to the Trustee prior to the close of business on the last Business Day in the notice period.
          DTC must receive any notice of election or any notice of revocation of a previous election from its participants no later than 12:00 noon, New York City time, on the last Business Day of the notice period for any election date. Different firms have different deadlines for accepting instructions from their customers and holders of Bonds should consult the direct or indirect participant through which they hold an interest in the Bonds to ascertain the deadline for ensuring that timely notice will be delivered to DTC.
          The Bonds will bear interest at LIBOR plus or minus the applicable spread, as set forth below. Interest on the Bonds will be paid monthly in arrears on the first day of each month, beginning on June 1, 2006, and on the applicable maturity date. If any date on which interest is scheduled to be paid falls on a day that is not a Business Day (each, an “original interest payment date’’), the making of such interest payment will be postponed to the next succeeding Business Day

(and interest will accrue to but excluding that next succeeding Business Day) unless (a) such next succeeding Business Day is in the next calendar month or (b) such original interest payment date is also the maturity date, in which case the date on which interest is to be paid will be moved to the immediately preceding Business Day (and interest will accrue to but excluding that immediately preceding Business Day). A date on which an interest payment is made (following any adjustment made in accordance with the terms of the immediately preceding sentence) is referred to as an “interest payment date.” The final interest payment date for the Bonds, or any portion of the Bonds maturing prior to the final maturity date, will be the applicable maturity date, and interest for the last interest period preceding the final maturity date (as set forth below) will accrue from and including the interest payment date immediately preceding such maturity date to but excluding the maturity date (as adjusted as described in the third sentence of this paragraph if such maturity date is not a Business Day). Interest on the Bonds will be computed on the basis of a 360-day year and the actual number of days elapsed.
          Interest on the Bonds will accrue from and including May 10, 2006 to but excluding the first interest payment date and then from and including each interest payment date to which interest has been paid or duly provided for to but excluding the next interest payment date or the applicable maturity date, as the case may be (following any adjustment made in accordance with the terms of the immediately preceding paragraph). Each of these periods is referred to as an “interest period.”
          Interest on the Bonds will be paid to the persons in whose names the Bonds are registered at the close of business on the fifteenth calendar day, whether or not a Business Day, immediately preceding the interest payment date. However, interest will paid on the maturity date to the same persons to whom the principal will be payable.

          The Trustee was initially appointed as calculation agent. The calculation agent will calculate the interest rate on the Bonds and reset the interest rate on each interest payment date (or the issue date, in the case of the first interest period), each of which is referred to as an “interest reset date,” for the interest period commencing on such date to but excluding the next interest payment date (or the maturity date, in the case of the final interest period). The interest rate for each interest period will be equal to LIBOR, plus or minus the spread, as determined below:

For Interest Reset Dates Occurring	Spread
From and including May 10, 2006 to and including May 1, 2007	Minus 0.01%
From and including June 1, 2007 to and including May 1, 2008	Plus 0.01%
From and including June 1, 2008 to and including May 1, 2009	Plus 0.02%
From and including June 1, 2009 to and including May 1, 2010	Plus 0.03%
From and including June 1, 2010 to and including May 1, 2011	Plus 0.04%
          The interest rate in effect for the period from May 10, 2006 to but excluding June 1, 2006 (the “initial interest reset date’’) will be LIBOR, as determined on May 8, 2006, minus 0.01% (the “initial interest rate’”). The second London Banking Day preceding an interest reset date will be the “interest determination date’’ for that interest reset date. The interest rate in effect on each day that is not an interest reset date will be the interest rate determined as of the interest determination date pertaining to the immediately preceding interest reset date. The interest rate in effect on any day that is an interest reset date will be the interest rate determined as of the interest determination date pertaining to that interest reset date, except that the interest rate in effect for the period from and including May 10, 2006, to but excluding the next succeeding interest reset date will be the initial interest rate.
          The calculation agent will, upon the request of the holder of any Bond, provide the interest rate then in effect. All calculations of the calculation agent, in the absence of manifest error, shall be conclusive for all purposes and binding on us and holders of the Bonds.

          Unless the certificates on authentication hereon has been executed by or on behalf of U.S. Bank National Association, the successor Trustee under such Indenture, or its successor thereunder, by manual signature, this Bond shall not be entitled to any benefit under such Indenture, or be valid or obligatory for any purpose.

          IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

NATIONAL RURAL UTILITIES
COOPERATIVE FINANCE CORPORATION

By:

Steven L. Lilly
Chief Financial Officer

(Seal)

Dated:

Attest:

By:

Trustee’s Certificate of
Authentication
This is one of the Bonds
of the series designated therein,
described in the within-
mentioned Indenture

By: U.S. BANK NATIONAL ASSOCIATION,
Trustee

By:

Authorized Officer

REVERSE OF BOND
          This Bond is one of an authorized issue of Bonds of the Company known as its “Collateral Trust Bonds”, issued and to be issued in one or more series under, and all equally and ratably secured (except as any sinking or other fund may afford additional special security for the Bonds of any particular series) by, an Indenture dated as of February 15, 1994 (as amended, supplemented and modified and in effect from time to time, the “Indenture”), executed by the Company to U.S. Bank National Association, as Trustee (herein called the “Trustee”, which term includes any successor Trustee under the Indenture), to which Indenture reference is hereby made for a description of the nature and extent of the securities and other property assigned, pledged, transferred and mortgaged thereunder the rights of the Holders of said Bonds and of the Trustee and of the Company in respect of such security, and the terms upon which said Bonds are and are to be authenticated and delivered.
          The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Bonds under the Indenture at any time by the Company with the consent of the Holders of not less than a majority in aggregate principal amount of the Bonds at the time Outstanding as defined in the Indenture. The Indenture also permits, with certain exceptions as therein provided, amendment of the terms of Mortgage Notes pledged under the Indenture, and Mortgages and Loan Agreements pursuant to which they were issued, at any time by the Company with the consent of the Holders of not less than a majority in aggregate principal amount of the Bonds at the time Outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Bonds at the time Outstanding, on behalf of the Holders of all Bonds, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Bond shall be conclusive and binding upon such Holder and upon all future Holders of this Bond and of any Bond issued upon the transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Bond.
          As provided in the Indenture, said Bonds are issuable in series which may vary as in said Indenture provided or permitted. This Bond is one of a series entitled Extended Collateral Trust Bonds.
          The Bonds may not be redeemed by the Company prior to maturity.
          If an Event of Default, as defined in the Indenture, shall occur, the principal of this Bond may become or be declared due and payable, in the manner and with the effect provided in the Indenture.
          This Bond is transferable by the registered owner hereof in person or by attorney authorized in writing at the office or agency of the Company referred to on the face hereof and at such other offices or agencies as may be maintained for such purpose, upon surrender of this Bond, and upon any such transfer a new Bond for the same series, for the same aggregate principal amount, will be issued to the transferee in exchange hereof.
          The Bonds of this series are issuable only as registered Bonds without coupons in denominations of $1,000 and any integral multiple thereof. As provided in, and subject to the provisions of, the Indenture, Bonds of this series are exchangeable for other Bonds of this series of a different authorized denomination or denominations, as requested by the Holder surrendering the same.

          No service charge will be made for any such transfer or exchange, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
          Prior to due presentment for transfer at any office or agency of the Company designated for such purpose, the Company, the Trustee and any agent of the Company or the Trustee may treat the person in whose name this Bond is registered as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes whether or not this Bond be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
          No reference herein to the Indenture and no provision of this Bond or of the Indenture shall alter or impair the obligation o the Company, which is absolute and unconditional, to pay the principal of and interest on this Bond at the times, place and rate, and in the coin or currency, herein prescribed.
          The following terms shall have the following meanings:
          “Business Day” means any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in New York City which is also a London Banking Day.
          “Designated LIBOR page” means the display on Moneyline Telerate (or any successor service) on Telerate page 3750, or any other page as may replace the page on the service, for the purpose of displaying the London interbank rates of major banks of U.S. dollar deposits.
          “LIBOR” will be determined by the calculation agent in accordance with the following provisions:

          (a) the calculation agent will determine the offered rate for deposits in United States dollars for the one-month period commencing on the applicable interest reset date that appears on the designated LIBOR page as of 11:00 A.M., London Time, on the applicable interest determination date. If fewer than two offered rates appear or no rate appears, LIBOR on the interest determination date will be determined in accordance with the provisions described in paragraph (b) set forth below.
          (b) With respect to an interest determination date on which fewer than two offered rates appear or no rate appears on the designated LIBOR page as specified in (a) above, LIBOR will be determined according to the procedures described below.
•	The calculation agent will request the principal London offices of each of four major reference banks (which may include affiliates of the underwriters) in the London interbank market, as selected by the calculation agent, to provide the calculation agent with its offered quotation for deposits in United States dollars for the one-month period commencing on the first day of the relevant interest period, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on the interest determination date and in a principal amount that is representative for a single transaction in United States dollars in the market at the time.

•	If at least two quotations are so provided, then LIBOR on the interest determination date will be the arithmetic mean of the quotations.

•	If fewer than two quotations are so provided, the LIBOR on the interest determination date will be arithmetic mean of the rates quoted at approximately 11:00 A.M., London time, in the applicable principal financial center, on the interest determination date by three major banks (which may include affiliates of the underwriters) in the principal financial center selected by the calculation agent for loans in United States dollars to leading European banks for the one-month period and in a principal amount that is representative for a single transaction in United States dollars in the market at the time.

•	If the banks so selected by the calculation agent are not quoting as provided above, LIBOR determined as of the interest determination date will be LIBOR in effect for the bonds on that interest determination date.
          “London Banking Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

ASSIGNMENT
          For value received the undersigned sells, assigns and transfers unto (name, address including zip code and taxpayer I.D. or Social Security number of assignee)
                                                                                                                                                                                                                                                                       the within Certificate and does hereby irrevocably constitute and appoint                                                                                                                                                        attorney to transfer the said Certificate on the books kept for registration thereof with full power of substitution on the premises.

Dated:

Signature by or on behalf of Assignor